Exhibit 10.13
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                           SECURED PROMISSORY NOTE

$1,383,777.00                                            Los Angeles, California
                                                               November 16, 2001


1. PROMISE TO PAY.

      For value received, INNOVATIVE MICRO TECHNOLOGY, a Delaware corporation (formerly known as Applied Magnetics Corporation) ("MAKER"), promises to pay to O'MELVENY & MYERS, LLP ("HOLDER"), as agent for Houlihan Lokey Howard & Zukin (the "FIRM"), or order, $1,383,777.00 together with interest thereon as set forth herein.

      Reference is made to that certain "Debtor's Third Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Dated as of September 24, 2001, as Modified" in Case No. ND 00-10066-RR, as confirmed pursuant to an order dated November 5, 2001, (the "PLAN") for a statement of the terms and conditions under which Maker's liability for the amounts to be paid hereunder arose and is to be repaid. No reference herein to the Plan and no provision of this Note or the Plan shall alter or impair the obligations of Maker, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

      Maker's obligations under this Note are secured by, among other things,
(a) that certain Deed of Trust, Assignment of Rents and Fixture Filing (Robin Hill Road), dated as of the date hereof, from Maker to Holder, as Agent (the "ROBIN HILL DEED OF TRUST"), encumbering the real property commonly known as 75 Robin Hill Road, Goleta, California, as more specifically described therein; and
(b) that certain Subordinated Deed of Trust, Assignment of Rents and Fixture Filing (Hollister Avenue), dated as of the date hereof, from Maker to Holder, as Agent (the "HOLLISTER DEED OF TRUST" and together with the Robin Hill Deed of Trust, the "DEEDS OF TRUST"), encumbering the real property commonly known as 6300 Hollister Avenue, Goleta, California, as more specifically described therein.

      All initially capitalized terms used but not defined herein shall have the meaning given such terms in the Plan.

2. INTEREST.

      From and after the date of this Note, Interest shall accrue on all outstanding amounts hereunder at the rate of 12% per annum. All payments due hereunder shall be made without any deduction, offset or withholdings.

3.    MATURITY DATE.

      The then unpaid principal balance hereof, together with accrued and unpaid interest thereon and any other amounts payable under this Note, shall be due and payable on November 15, 2003 (the "MATURITY DATE").

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4.    PAYMENTS.

4.1 Accrued interest on the then outstanding principal balance hereof for the period November 16, 2001, through March 31, 2002, shall be paid concurrent with the delivery of this Note to Holder and in no event later than March 15, 2002.

4.2 Commencing on May 1, 2002, and on the first day of each calendar month thereafter until the Note is paid in full, accrued interest on the then outstanding principal balance hereof shall be due and payable.

4.3   Payments of principal under this Note shall be made as follows:

(a) Upon the consummation of the sale of the real property located at 6300 Hollister Avenue, Goleta, California, all amounts remaining after satisfaction of any liens senior to the Hollister Deed of Trust; and

(b)   The then unpaid principal balance on the Maturity Date.

4.4 Payments shall be applied first to other amounts payable hereunder, then to interest, then to principal.

4.5 Payments due hereunder are to be made to Holder at 400 South Grand Avenue, 15th Floor, Los Angeles, California, 90071, or such other address as the holder hereof shall have notified Maker of in writing; provided, however, that until the occurrence of an Event of Default hereunder, or an Event of Default under, and as defined in, the Deeds of Trust, payments of interest only may be made by Maker directly to the Firm at the address shown for the Firm in Section 12 so long as written notice of such payment together with a copy of the payment confirmation showing the amount so paid are delivered to Holder concurrent with such payment being made to the Firm and Maker shall not be credited with any payment of interest hereunder unless Holder receives such written notice. All payments of principal are to be made directly to Holder.

5.    PREPAYMENT.

      Maker may prepay all or any portion of this Note at any time without premium or penalty upon not less than 3 weeks prior written notice to Holder and to each Professional Person (as defined in the Plan).

6. REDUCTION OF PRINCIPAL AMOUNT.

      In the event that the Firm elects the Professional Person's Deferred Payment Conversion at any time as permitted under the Plan, Maker shall deliver to Holder a copy of the written notice of such election (a "CONVERSION NOTICE") from the Firm promptly after Maker's receipt thereof, and Maker will deliver to Holder written notice (the "CONVERSION Confirmation") of the delivery of Maker's stock to the Firm in accordance with the Plan and the applicable Conversion Notice concurrent with the delivery of such stock by Maker. Upon Holder's receipt of the Conversion Confirmation, the principal amount of this Note shall


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be reduced by the amount of the applicable Profession Person's Deferred Claim converted pursuant to the Conversion Notice.

7. DEFAULT; WAIVER.

7.1 If Maker fails to pay when due any amounts hereunder, from such due date until the amount is paid in full interest shall accrue on all amounts due hereunder at the rate of interest set forth in Section 2, plus three percentage points.

7.2 If Maker fails to timely make any payment when due hereunder or under the Plan in respect of the Professional Person's Claim owing to any of the Firm, or fails to timely perform any other obligation of Maker hereunder, that failure shall be an "EVENT OF DEFAULT" under this Note.

7.3 Maker hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of Maker hereunder, Holder may extend any maturity date or the time for payment of any installment due hereunder, accept security, release any party liable hereunder and release any security at any time securing this Note.

8.    REMEDIES.

      Upon the occurrence of an Event of Default, at the option of Holder, the entire balance of principal and all accrued and unpaid interest thereon shall, without demand or notice, immediately become due and payable. No delay or omission on the part of the holder hereof in exercising any right under this Note shall operate as a waiver of such right of acceleration.

9.    SEVERABILITY.

      Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

10.   USURY.

      The amount to be paid for the use, forbearance, or detention of the principal amount shall not exceed the maximum amount permissible under applicable law. If any provision hereof shall require any payment exceeding the limits prescribed by law, then such obligation is hereby reduced to the limit of such validity. If Holder receives as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall not be interest, but shall be applied instead to the reduction of the principal balance owing hereunder.

11.   INTERPRETATION.

      Headings at the beginning of each numbered Paragraph of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note. In this Note the singular shall include the plural and the

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masculine shall include the feminine and neuter genders, and vice versa, if the context so requires. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

12.   NOTICES.

      All notices and other communications to Holder hereunder shall be made in writing and delivered by personal service, with a written receipt, or telecopied (with confirmation by personal delivery or mail) or sent by registered or certified mail, in a sealed envelope, postage prepaid, return receipt requested and addressed as follows:

             Holder:                 O'Melveny & Myers, LLP, as Agent
                                     400 South Hope Street, Los Angeles, CA
                                     90071
                                     Facsimile:  213-430-6407
                                     Attention:  Evan Jones, Esq., Re: 02791
                                     7-01.

             Firm:                   Houlihan Lokey Howard & Zukin
                                     930 Century Park West
                                     Los Angeles, California 90067-6802
                                     Facsimile:  (310) 553-4024
                                     Attention:  Mr. Chris DiMauro

13. ATTORNEYS' FEES.

      If this Note is not paid when due or if any Event of Default occurs, Maker promises to pay, upon demand, all costs of enforcement and collection, including but not limited to, reasonable attorneys' fees and costs, whether or not any action or proceeding is brought to enforce the provisions hereof:


                         MAKER:         INNOVATIVE MICRO TECHNOLOGY, a
                                        Delaware corporation (formerly known as
                                        Applied Magnetics Corporation)

                                        By:         /s/John Foster
                                           -----------------------------
                                        Name:         John Foster
                                        Title:  Chief Executive Officer











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